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                                                                  EXHIBIT (9)(c)


                                                                    June 1, 1989



Municipal Fund for Temporary Investment
Suite 204
Webster Building
Concord Plaza
3411 Silverside Road
Wilmington, DE 19810

         Re:     Municipal Fund for Temporary Investment
                 Transfer Agency Services
                 ----------------------------------------

Gentleman:

                 This letter constitutes our agreement with respect to compensation to be paid to Provident Financial Processing Corporation ("PFPC") under the terms of a Transfer Agency Agreement between you (the "Company") and PFPC dated June 1, 1989, with respect to the MuniFund, MuniCash,
Short Municipal Fund, Intermediate Municipal Fund and Long Municipal Fund portfolios of the Company (the "Portfolios"). Pursuant to Paragraph 16 of that Agreement, and in consideration of the services to be provided to you, you will pay PFPC the following:

                 1. In the case of each account and sub-account in the Portfolio's maintained by PFPC or a duly designated sub-transfer agent, $12.00 per year;

                 2. In the case of each purchase or redemption transaction made by an account in the Portfolios during the month (other than a purchase transaction made in connection with the reinvestment of dividends on behalf of a shareholder), $1.00 per transaction;

                 3. Payments to PFPC on account of sub-accounting services provided by others shall not exceed the amount paid by PFPC to others for such services.

                 The Transfer Agency fees shall be calculated and paid monthly, on the basis of all accounts open during the month for which fees are calculated. The fee for the period from the day of the year this agreement is entered into until the end of the
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Municipal Fund for Temporary Investment
June 1, 1989
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year shall be pro-rated according to the proportion which such period bears to the full annual period.

                 In addition to the foregoing, you will reimburse PFPC for its payment of the following expenses: toll-free telephone lines (if required by you), forms, wire fees for receipts and disbursements associated costs for installing and servicing the remote network and terminals, envelopes, checks, postage, hardware and telephone lines for remote terminals (if required by you), transcript fees, certificate issuance fees, microfiche and microfilm, and proxy solicitation expenses (if required by you).

                 If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                                Very truly yours,


                                                PROVIDENT FINANCIAL PROCESSING
                                                  CORPORATION


                                           By:
                                                -------------------------------



ACCEPTED:  MUNICIPAL FUND FOR TEMPORARY INVESTMENT

By:
    ---------------------------------


Date:    June 1, 1989